Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On July 21, 2008, Brocade, Foundry and Falcon Acquisition Sub., Inc. entered into a merger agreement under which, upon completion, Foundry will become a wholly-owned subsidiary of Brocade in a transaction to be accounted for using the purchase method of accounting for business combinations. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Foundry common stock (other than shares owned by Foundry, Brocade or their respective subsidiaries) will be converted into the right to receive a combination of $18.50 in cash, without interest, and 0.0907 of a share of Brocade common stock, subject to adjustment for stock splits, stock dividends and similar events. Certain outstanding options to purchase Foundry common stock and certain restricted stock units of Foundry, in each case to be identified by Brocade prior to the completion of the merger, will vest in full and be cancelled as of the effective time of the merger and converted into the right to receive the cash equivalent of the per-share merger consideration (less applicable withholding taxes and, in the case of Foundry options, the applicable option exercise price) derived from a formula set forth in the merger agreement and subject to applicable withholding requirements. All other options to purchase shares of Foundry common stock, whether vested or unvested, outstanding at the effective time of the merger will either be assumed by Brocade or replaced with a reasonably equivalent replacement option to purchase shares of Brocade common stock based on an exchange ratio derived from the per-share merger consideration as more fully set forth in the merger agreement, and will continue to be subject to substantially similar terms as in effect prior to the merger. All other restricted stock units of Foundry outstanding at the effective time of the merger will either be assumed by Brocade or replaced with a reasonably equivalent right to be issued Brocade common stock by Brocade based on the exchange ratio referred to above, and will continue to be subject to substantially similar terms as in effect prior to the merger. Each share of Foundry restricted common stock that is outstanding at the effective time of the merger and is unvested or is subject to a risk of forfeiture, a repurchase option or other condition pursuant to an applicable restricted stock purchase agreement or other agreement with Foundry shall be exchangeable for the same per-share merger consideration as other shares of Foundry common stock. However, unless otherwise provided under an applicable stock purchase agreement or other agreement with Foundry, the cash and shares of Brocade common stock to be received in exchange for such shares of Foundry restricted common stock will remain unvested and continue to be subject to the same repurchase option, risk of forfeiture or other conditions

The following unaudited pro forma condensed combined balance sheet is based on historical balance sheets of Brocade and Foundry and has been prepared to reflect the merger as if it had been completed on July 26, 2008. Such pro forma information is based upon the historical condensed consolidated balance sheet data of Brocade as of July 26, 2008 and Foundry as of June 30, 2008. The following unaudited pro forma condensed combined statements of operations give effect to the merger as if it had taken place on October 29, 2006. The unaudited pro forma condensed combined statement of operations for the fiscal year ended October 27, 2007 combines Brocade’s historical consolidated statement of income for the year then ended with Foundry’s historical consolidated statement of income for the fiscal year ended December 31, 2007 and McDATA’s historical consolidated statement of operations for the three months ended October 31, 2006. The following unaudited pro forma condensed combined statement of operations for the nine months ended July 26, 2008 combines Brocade’s historical consolidated statement of income for the nine months then ended with Foundry’s historical consolidated statement of income for the three months ended December 31, 2007 and the six months ended June 30, 2008. As a result, Foundry’s historical consolidated statement of income for the three months ended December 31, 2007 are included in both the pro forma condensed combined statement of operations for the fiscal year ended October 27, 2007 and the nine months ended July 26, 2008. The following unaudited pro forma condensed combined statement of operations for the last twelve month period ended July 26, 2008 combines Brocade’s historical consolidated statement of income for the twelve months ended July 26, 2008 with Foundry’s historical statement of income for the six months ended December 31, 2007 and the six months ended June 30, 2008. Foundry’s revenue and net income for the three months ended December 31, 2007 were $168.7 million and $28.9 million, respectively.

The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Foundry based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Foundry that exist as of the date of completion of the merger.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. They do not include liabilities that may result from integration activities which are not presently estimable. The management of Brocade and Foundry are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for Foundry employees, costs of vacating some facilities of Foundry, or other costs associated with exiting activities of Foundry that would affect the pro forma condensed combined financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill. Since the final value associated with stock-based compensation will be calculated at the effective date of the merger, the amount allocated to this item could change materially depending on the price of Brocade common stock or the number of Foundry unvested options, restricted stock awards and restricted stock units outstanding as of the effective time of the merger. In addition, the pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.

There were no significant intercompany balances and transactions between Brocade and Foundry as of the dates and for the periods of these pro forma condensed combined financial statements. After July 26, 2008, Brocade acquired approximately 3.3 million shares of Foundry common stock not reflected in the pro-forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Brocade and Foundry and other financial information pertaining to Brocade and Foundry.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical
	Brocade	Foundry
	As of	As of
	July 26,	June 30,	Pro Forma		Pro Forma
	2008	2008	Adjustments(1)		Combined
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$459,399	$257,940	$(2,080,100	)(k)	$13,689
			1,515,000	(g)
			(82,800	)(m)
			(55,750	)(y)
Short-term investments	244,922	590,906	(600,000	)(k)	235,828
Accounts receivable, net	174,103	112,362	10,612	(j)	297,077
Inventories	14,369	49,531	17,969	(i)	81,869
Deferred tax assets	73,100	45,828	—		118,928
Prepaid expenses and other current assets	75,091	14,294	(1,044	)(b)	88,341

Total current assets	1,040,984	1,070,861	(1,276,113)		835,732
Long-term investments	59,906	101,273	—		161,179
Property and equipment, net	300,116	7,616	—		307,732
Goodwill	280,347	—	1,534,541	(h)	2,016,092
			201,204	(l)
Intangible assets, net	237,167	—	496,800	(e)	731,167
			(2,800	)(x)
Deferred tax assets	200,715	39,284	(201,204	)(l)	38,795
Other assets	19,064	5,697	(3,374	)(f)	99,482
			82,800	(m)
			(4,705	)(b)

Total assets	$2,138,299	$1,224,731	$827,149		$4,190,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109,886	$21,627	$—		$131,513
Accrued employee compensation	72,762	40,753	—		113,515
Deferred revenue	110,698	61,922	(50,268	)(n)	122,352
Current liabilities associated with facilities lease losses	13,930	—	—		13,930
Liability associated with class action lawsuit	160,000	—	—		160,000
Other accrued liabilities	75,110	12,441	9,563	(f)	97,114

Total current liabilities	542,386	136,743	(40,705)		638,424
Long term debt	169,119	—	1,515,000	(g)	1,684,119
Non-current liabilities associated with facilities lease losses	16,929	—	—		16,929
Non-current deferred revenue	37,850	28,446	—		66,296
Non-current income tax liability	55,971	12,833	—		68,804
Other non-current liabilities	9,350	460	—		9,810

Total liabilities	831,605	178,482	1,474,295		2,484,382
Stockholders’ equity
Common stock	372	14	(14	)(a)	385
			13	(c)
Additional paid-in capital	1,369,959	867,049	(867,049	)(a)	1,771,849
			99,487	(c)
			302,403	(d)
Accumulated other comprehensive loss	(2,874)	(6,981)	6,981	(a)	(2,874)
Retained earnings (accumulated deficit)	(60,763)	186,167	(186,167	)(a)	(63,563)
			(2,800	)(x)

Total stockholders’ equity	1,306,694	1,046,249	(647,146)		1,705,797

Total liabilities and stockholders’ equity	$2,138,299	$1,224,731	$827,149		$4,190,179

(1)	The letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Brocade	Foundry	McDATA
	Twelve Months	Twelve Months	Three Months
	Ended	Ended	Ended
	October 27,	December 31,	October 31,	Pro Forma		Pro Forma
	2007	2007	2006	Adjustments(1)		Combined
	(in thousands, except per share data)

Net revenues	$1,236,863	$607,205	$156,089	$—		$2,000,157
Cost of revenues	575,451	236,418	92,949	7,339	(p)	954,469
				(2,397	)(r)
				44,709	(t)

Gross profit	661,412	370,787	63,140	(49,651)		1,045,688
Operating expenses:
Research and development	213,311	77,052	30,522	—		320,885
Sales and marketing	211,168	160,220	36,541	—		407,929
General and administrative	46,980	44,935	8,716	(196	)(s)	100,435
Legal fees associated with indemnification obligations, SEC investigation and other related costs, net	46,257	—	—	—		46,257
Amortization of intangible assets	24,719	—	6,939	(6,939	)(o)	87,066
				6,907	(q)
				55,440	(u)
Acquisition and integration costs	19,354	—	6,096	—		25,450
Restructuring costs and impairment charges	—	—	393	—		393
Other charges, net	—	5,714	—	—		5,714

Total operating expenses	561,789	287,921	89,207	55,212		994,129
Income (loss) from operations	99,623	82,866	(26,067)	(104,863)		51,559
Interest and other income, net	38,501	43,536	5,152	—		87,189
Interest expense	(6,414)	—	(4,963)	(147,829	)(v)	(159,206)
Gain on investments, net	13,205	—	—	—		13,205

Income (loss) before provision for income taxes	144,915	126,402	(25,878)	(252,691)		(7,252)
Income tax provision (benefit)	68,043	45,259	469	(58,942	)(w)	54,829

Net income (loss)	$76,872	$81,143	$(26,347)	$(193,749)		$(62,081)

Net income (loss) per share — basic	$0.21	$0.55	$(0.17)			$(0.15)

Net income (loss) per share — diluted	$0.21	$0.52	$(0.17)			$(0.15)

Shares used in per share calculation — basic	362,070	148,143	154,637			404,672

Shares used in per share calculation — diluted	377,558	155,520	154,637			404,672

(1)	The letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Shares used in computing pro forma combined basic and diluted net income per share is the sum of Brocade shares, Foundry shares (Foundry shares are adjusted for the exchange ratios referred to below) and McDATA shares Foundry’s shares are calculated by multiplying each share of Foundry common stock by the exchange ratio of 0.0907 of a share of Brocade common stock for each share of Foundry common stock. McDATA’s shares are calculated by multiplying each share of McDATA common stock by the exchange ratio of 0.75. McDATA shares are included only for the three month period ended October 31, 2006. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share. Due to the uncertainty of the terms on which any convertible debt issued by Brocade in connection with the financing of the merger may be convertible into shares of Brocade common stock, Brocade did not include any potential dilutive effect relating to such conversion in the shares used in the per share calculation.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Brocade	Foundry
	Nine Months	Nine Months
	Ended	Ended	Pro Forma		Pro Forma
	July 26, 2008	June 30, 2008	Adjustments(1)		Combined
	(in thousands, except per share data)

Net revenues	$1,068,440	$479,389	$—		$1,547,829
Cost of revenues	453,204	179,034	(1,813	)(r)	663,957
			33,532	(t)

Gross margin	615,236	300,355	(31,719)		883,872
Operating expenses:
Research and development	184,704	63,177	—		247,881
Sales and marketing	203,200	136,762	—		339,962
General and administrative	43,260	34,058	(345	)(s)	76,973
Legal fees associated with indemnification obligations and other related costs	22,399		—		22,399
Provision for class action lawsuit	160,000	—	—		160,000
Amortization of intangible assets	23,664	—	42,159	(u)	65,823
Facilities lease benefits	(477)	—	—		(477)

Total operating expenses	636,750	233,997	41,814		912,561
Income (loss) from operations	(21,514)	66,358	(73,533)		(28,689)
Interest and other income, net	27,663	26,927	—		54,590
Interest expense	(4,384)	—	(110,871	)(v)	(115,255)
Loss on investments, net	(6,985)	—	—		(6,985)

Income (loss) before provision for income taxes	(5,220)	93,285	(184,404)		(96,339)
Income tax provision (benefit)	(136,709)	32,201	(43,888	)(w)	(148,396)

Net income	$131,489	$61,084	$(140,515)		$52,058

Net income per share — basic	$0.35	$0.42			$0.13

Net income per share — diluted	$0.34	$0.41			$0.13

Shares used in per share calculation — basic	376,455	146,163			390,062

Shares used in per share calculation — diluted	396,445	150,219			410,052

(1)	The letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Shares used in computing pro forma combined basic and diluted net income per share is the sum of Brocade shares and Foundry shares (Foundry shares are adjusted for the exchange ratio referred to below). Foundry’s shares are calculated by multiplying the number of outstanding shares of Foundry common stock by the exchange ratio of 0.0907 of a share of Brocade common stock to be issued in exchange for each share of Foundry common stock pursuant to the merger. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share. Due to the uncertainty of the terms on which any convertible debt issued by Brocade in connection with the financing of the merger may be convertible into shares of Brocade common stock, Brocade did not include any potential dilutive effect relating to such conversion in the shares used in the per share calculation.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Brocade	Foundry
	Twelve Months	Twelve Months
	Ended	Ended	Pro Forma		Pro Forma
	July 26, 2008	June 30, 2008	Adjustments(1)		Combined
	(in thousands)

Net revenues	$1,408,424	$638,886	$—		$2,047,310
Cost of revenues	609,778	238,461	(2,418	)(r)	890,530
			44,709	(t)

Gross profit	798,646	400,425	(42,291)		1,156,780
Operating expenses:
Research and development	243,235	81,602	—		324,837
Sales and marketing	259,218	175,187	—		434,405
General and administrative	56,729	44,275	(416	)(s)	100,588
Legal fees associated with indemnification obligations and other related costs	30,210		—		30,210
Provision for class action lawsuit	160,000	—	—		160,000
Amortization of intangible assets	31,573	—	55,440	(u)	87,013
Facilities lease benefits	(477)	—	—		(477)
Acquisition and integration costs	303	—	—		303
Other charges, net	—	114	—		114

Total operating expenses	780,791	301,178	55,024		1,136,993
Income (loss) from operations	17,855	99,247	(97,315)		19,787
Interest and other income, net	37,007	38,367	—		75,374
Interest expense	(6,057)	—	(147,829	)(v)	(153,886)
Gain on investments, net	4,980	—	—		4,980

Income (loss) before provision for income taxes	53,785	137,614	(245,144)		(53,745)
Income tax provision (benefit)	(109,724)	48,962	(58,942	)(w)	(119,704)

Net income	$163,509	$88,652	$(186,201)		$65,960

(1)	The letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On July 21, 2008, Brocade, Foundry and Falcon Acquisition Sub, Inc. entered into a merger agreement, upon completion, under which Foundry will become a wholly-owned subsidiary of Brocade in a transaction to be accounted for using the purchase method. The total estimated purchase price of approximately $3.2 billion includes $2.7 billion in cash, common stock valued at $99.5 million, stock options, and restricted stock units assumed with a fair value of $358.2 million, of which $55.8 million will be settled in cash, and estimated direct transaction costs of $13.4 million.

The unaudited pro forma condensed combined financial statements assume the issuance of approximately 13.4 million shares of Brocade common stock based on an exchange ratio of 0.0907 of a share of Brocade common stock for each outstanding share of Foundry common stock as of August 20, 2008. The actual number of shares of Brocade common stock to be issued will be determined based on the actual number of shares of Foundry common stock outstanding upon the completion of the merger. The average market price per share of Brocade common stock of $7.57 is based on an average of the closing prices for a range of trading days (July 17, 2008 through July 23, 2008) around the announcement date (July 21, 2008) of the merger.

Under the terms of the merger agreement, certain outstanding Foundry stock options and restricted stock units to be identified by Brocade prior to the effective time of the merger will be cancelled as of the effective time of the merger and converted into the right to receive the cash equivalent of the per-share merger consideration (less applicable withholding taxes and, in the case of Foundry options, the applicable option exercise price). The number of Foundry stock options and restricted stock units that will be converted will be determined based on the actual number of Foundry stock options outstanding and the five-day average closing price of Brocade common stock at the completion of the merger. The remaining Foundry stock options that are outstanding and unexercised immediately prior to the effective time will be converted into options to purchase Brocade common stock, to be effected by Brocade either assuming the stock option or replacing it with a reasonably equivalent option to purchase Brocade common stock based on an exchange ratio derived from the per-share merger consideration set forth in the merger agreement. Based on the number of Foundry stock options outstanding at June 30, 2008 and an estimated five-day average closing price of Brocade common stock of $4.46 based on the five-days ending on October 9, 2008, the cash acquisition consideration attributable to the conversion of Foundry stock options into the right to receive cash would have been $55.8 million and Brocade would convert Foundry stock options to purchase approximately 31.1 million shares of Foundry common stock into options to purchase approximately 155.5 million shares of Brocade common stock. The actual number of Brocade stock options into which Foundry stock options will be converted will be determined based on the actual number of Foundry stock options outstanding and the five-day average closing price of Brocade common stock at the completion of the merger. As the conversion ratios are dependent on the price of Brocade’s common stock upon completion of the merger, the conversion into the right to receive cash or options to purchase Brocade common stock can result in a significant increase or decrease in the purchase price of Foundry upon completion of the merger. The fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 46.2%, risk-free interest rate of 3.1%, average expected life of 2.1 years and dividend yield of zero. In addition, at the effective time of the merger, Brocade will convert each other outstanding Foundry restricted stock unit into a Brocade restricted stock unit, to be effected by Brocade either assuming that restricted stock unit or replacing it with a reasonably equivalent restricted stock unit of Brocade based on the same exchange ratio referred to above. Based on the number of Foundry restricted stock units outstanding at June 30, 2008 and the estimated five days average closing price of Brocade common stock on October 9, 2008, and without taking into account the Foundry restricted stock units that will be cancelled in connection with the merger, Brocade would convert restricted stock units to purchase approximately 1.6 million shares of Foundry common stock into restricted stock units to purchase approximately 8.0 million shares of Brocade common stock. The actual number of Brocade restricted stock units into which Foundry restricted stock units will be converted will be determined based on the actual number of Foundry restricted stock units outstanding and the five-day average closing price of Brocade common stock at the completion of the merger. As this conversion ratio is dependent on the price of Brocade’s common stock upon completion of the merger, the conversion can result in a significant increase or decrease in the purchase price of Foundry upon completion of the merger. In addition, each outstanding share of Foundry restricted common stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

that is unvested and is subject to a risk of forfeiture, a repurchase option or other condition pursuant to an applicable restricted stock purchase agreement or other agreement with Foundry will be exchanged for the same per-share merger consideration as other shares of Foundry common stock. However, unless otherwise provided under an applicable stock purchase agreement or other agreement with Foundry, the cash and shares of Brocade common stock to be received in exchange for such shares of Foundry restricted common stock will remain unvested and continue to be subject to the same repurchase option, risk of forfeiture or other conditions. It is anticipated that such cash and shares of Brocade common stock will be held by Brocade until the repurchase option, risk of forfeiture or other condition lapses or otherwise terminates.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary as the proposed merger has not yet been completed. The actual purchase price will be based on the Brocade shares of common stock issued to Foundry stockholders, the options to purchase Foundry common stock assumed by Brocade, and the restricted common stock exchanged on the completion date of the merger. The final allocation of the purchase price will be based on Foundry’s assets and liabilities on the date the merger is completed.

The preliminary estimated total purchase price is as follows (in thousands):

Cash	$2,680,100
Value of Brocade common stock issued	99,500
Estimated fair value of options assumed and restricted common stock and units exchanged	358,153
Direct transaction costs	13,400

Total preliminary estimated purchase price	$3,151,153

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Foundry’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. The preliminary estimated purchase price has been allocated based on preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the preliminary purchase price, estimated useful lives and first year amortization associated with certain assets are as follows (in thousands):

		First Year	Estimated
	Amount	Amortization	Useful Life

Net tangible assets	$918,608	$—	N/A
Identifiable intangible assets:
Developed products technology	245,900	44,709	5-6 years
Customer contracts and relationships	237,700	47,540	5 years
In-process research and development	2,800	—	N/A
Order backlog	5,400	5,400	3-12 months
Operating lease contracts	5,000	2,500	2 years
Goodwill	1,735,745	—	N/A

Total preliminary estimated purchase price	$3,151,153	$100,149

A preliminary estimate of $918.6 million has been allocated to net tangible assets acquired and approximately $496.8 million has been allocated to amortizable and non-amortizable intangible assets acquired other than goodwill. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets. Acquired developed products technology include developed and core technology and patents. Developed technology relates to Foundry’s products across all of their product lines that have reached technological feasibility. Core technology and patents represent a combination of Foundry’s processes, patents and trade secrets developed through years of experience in design and development of their products.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Brocade expects to amortize the fair value of the acquired product rights based on the pattern in which the economic benefits of the intangible asset will be consumed, which is assumed to be by straight-line depreciation.

Customer contracts and relationships represent existing contracts that relate primarily to underlying customer relationships. Brocade expects to amortize the fair value of these assets based on the pattern in which the economic benefits of the intangible asset will be consumed.

Goodwill. Approximately $1,735.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” as amended, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Foundry’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, and to reflect the income tax effect related to the pro forma adjustments.

There were no significant intercompany balances and transactions between Brocade and Foundry as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Brocade and Foundry filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities which are not presently estimable. Management of Brocade and Foundry are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for Foundry employees, costs of vacating some facilities of Foundry, or other costs associated with exiting activities of Foundry that would affect the pro forma financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill.

Brocade has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)  To eliminate Foundry’s equity;

(b)  To eliminate Foundry’s historical intangible assets;

(c)  To record the fair value of Brocade shares exchanged in the merger;

(d)  To record the fair value of Foundry common stock options assumed and of restricted common stock units exchanged;

(e)  To record the fair value of Foundry’s identifiable intangible assets;

(f)  To accrue the direct costs associated with the merger transaction and reverse prepaid direct costs;

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(g)  To record the value of the new credit facility and senior notes obtained to finance the acquisition;

(h)  To record goodwill;

(i)  To adjust inventory to its fair value;
(j)  To adjust accounts receivables for products and support revenue with acceptance clauses, future upgrades, etc.;

(k)  To record cash tendered for the purchase consideration;

(l)  To record pro forma tax adjustment;

(m)  To record debt discount and fees associated with issuance of new debt;

(n)  To adjust deferred revenue to the fair value of the legal performance obligations under Foundry existing contracts;

(o)  To eliminate McDATA historical amortization of intangible assets;

(p)  To amortize acquired McDATA product rights based upon the pattern in which the economic benefits of the intangible assets will be consumed for the three months ended October 31, 2006;

(q)  To amortize other McDATA intangible assets based upon the pattern in which the economic benefits of the intangible assets will be consumed for the three months ended October 31, 2006;

(r)  To eliminate Foundry historical amortization of patent cross-license agreements;

(s)  To eliminate Foundry historical amortization of purchased intangible assets;

(t)  To amortize acquired Foundry product rights based upon the pattern in which the economic benefits of the intangible assets will be consumed;

(u)  To amortize Foundry intangible assets based upon the pattern in which the economic benefits of the intangible assets will be consumed;

(v)  To record interest expense including amortization of direct costs for new Brocade debt to be incurred in connection with the merger; adjustments for new debt are calculated assuming a fully drawn facility of $1,515.0 million and weighted average interest rate of 9.1%;

(w)  To record tax adjustment to pro forma income statements;

(x)  To record the effect of the write off in process research and development; and

(y)  To record the cash paid for stock options and restricted common stock units.

3.	Pro Forma Net Income (Loss) Per Share

Shares used in computing pro forma combined basic and diluted net income per share is the sum of Brocade shares, Foundry shares (Foundry shares are adjusted for the exchange ratios referred to below) and McDATA shares (where applicable). Foundry’s shares are calculated by multiplying each share of Foundry common stock by the exchange ratio of 0.0907 of a share of Brocade common stock for each share of Foundry common stock. McDATA’s shares are calculated by multiplying each share of McDATA common stock by the exchange ratio of 0.75 of a share of Brocade common stock for each share of McDATA common stock. McDATA shares are included for one quarter only. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share. Due to the uncertainty of the terms on which any convertible debt issued by Brocade in connection with the financing of the merger may be convertible into shares of Brocade common stock, Brocade did not include any potential dilutive effect relating to such conversion in the shares used in the per share calculation.